As Filed with the Securities and Exchange Commission on July 2, 2001

                                                    Registration No. 333-60482
===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                            ----------------------

                        Post-Effective Amendment No. 2
                                  on Form S-8
                                      to
                                   Form S-4

                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                            ----------------------

                                WORLDCOM, INC.
            (Exact name of registrant as specified in its charter)

              GEORGIA                                    58-1521612
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
 of incorporation or organization)

                           500 CLINTON CENTER DRIVE
                          CLINTON, MISSISSIPPI 39056

                   (Address of Principal Executive Offices)
                  WorldCom, Inc./Intermedia Communications Inc. 401(k) Plan WorldCom, Inc./Intermedia Communications of Florida Inc. 1992 Stock Option Plan
  WorldCom, Inc./Intermedia Communications Inc. 1996 Long Term Incentive Plan WorldCom, Inc./Intermedia Communications Inc. 1997 Equity Participation Plan
              for the Benefit of Employees of Digex Incorporated
     WorldCom, Inc./Intermedia Communications Inc. 1997 Stock Option Plan for the Benefit of Employees of Digex Incorporated

                           (Full title of the plans)

                           P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                     10777 SUNSET OFFICE DRIVE, SUITE 330
                           ST. LOUIS, MISSOURI 63127
                                (314) 909-4100

(Name, address and telephone number, including area code, of agent for service)

                            ----------------------

                        CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum        Proposed maximum
                Title of                      Amount to      offering price per      aggregate offering     Amount of
       securities to be registered        be registered(1)      share                       price        registration fee
WorldCom, Inc.-WorldCom Group             10,651,000 shares         (2)                     (2)                 (2)
Common Stock, par value $0.01 per share..
--------------------------------------------------------------------------------------------------------------------------

(1) This Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 covers 10,651,000 shares of WorldCom, Inc.-WorldCom Group Common Stock, par value $0.01 per share (the "WorldCom Group Stock"), of WorldCom, Inc. ("WorldCom") originally registered on Amendment No. 1 to the Registration Statement on Form S-4. Such shares are issuable pursuant to the WorldCom, Inc./Intermedia Communications Inc. 401(K) Plan and to holders of outstanding options to purchase shares of common stock, par value $0.01 per share, of WorldCom, Inc./Intermedia Communications Inc. ("Intermedia"), under the other Plans listed above. Pursuant to the Agreement and Plan of Merger dated as of September 1, 2000, as amended by the First Amendment dated as of February 15, 2001, and the Second Amendment dated as of May 14, 2001, by and among WorldCom, Wildcat Acquisition Corp., a Delaware corporation and wholly owned subsidiary of WorldCom, and Intermedia, upon consummation of the merger (the "Merger") of Wildcat Acquisition Corp. with and into Intermedia, WorldCom will assume the Plans listed above.

(2) Not applicable. All filing fees payable in connection with the registration of these shares of WorldCom Group Stock were paid at the time of the original filing of the Registration Statement on Form S-4 on May 9, 2001, to register 94,318,781 shares of WorldCom Group Stock issuable to stockholders of Intermedia pursuant to the Merger. See "Introductory Statement".


===============================================================================

                            INTRODUCTORY STATEMENT

     WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Registrant"), hereby amends its Registration Statement on Form S-4 (Registration No. 333-60482) (the "Form S-4") filed with the Securities and Exchange Commission on May 9, 2001, as amended by Amendment No. 1 to Form S-4 filed on May 14, 2001, by filing this Post-Effective Amendment No. 2 on Form S-8 to Form S-4 (the "Post-Effective Amendment" or this "Registration Statement") relating to the sale of up to 10,651,000 shares of WorldCom, Inc. - WorldCom Group Common Stock, par value $0.01 per share ("WorldCom Group Stock"), issuable under the WorldCom, Inc./Intermedia Communications Inc. 401(k) Plan and in connection with options granted under the WorldCom, Inc./Intermedia Communications of Florida Inc. 1992 Stock Option Plan and in connection with options granted under the WorldCom, Inc./Intermedia Communications Inc. 1996 Long Term Incentive Plan, the WorldCom, Inc./Intermedia Communications Inc. 1997 Equity Participation Plan for the Benefit of Employees of Digex Incorporated and the WorldCom, Inc./Intermedia Communications Inc. 1997 Stock Option Plan for the Benefit of Employees of Digex Incorporated (collectively, the "Plans").

     WorldCom and Intermedia Communications Inc. ("Intermedia") entered into an Agreement and Plan of Merger dated as of September 1, 2000, as amended by the First Amendment dated as of February 15, 2001, and the Second Amendment dated as of May 14, 2001, providing for the merger (the "Merger") of a wholly owned subsidiary of WorldCom with and into Intermedia. This Post-Effective Amendment relates only to the shares of WorldCom Group Stock issuable under the 401(K) Plan and upon the exercise of stock options under the other Plans after completion of the Merger. This is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such shares.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     WorldCom hereby incorporates by reference into this Registration Statement the following documents previously filed by it with the Securities and Exchange Commission:

     (a) WorldCom's Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

     (b) WorldCom's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (c)  WorldCom's Current Report on Form 8-K filed April 26, 2001;

     (d)  WorldCom's Current Report on Form 8-K filed May 1, 2001;

     (e)  WorldCom's Current Report on Form 8-K filed May 16, 2001;

     (f)  WorldCom's Current Report on Form 8-K filed June 7, 2001;

     (g)  WorldCom's Current Report on Form 8-K filed June 12, 2001; and

     (h) the description of WorldCom Group Stock set forth in WorldCom's Registration Statement on Form 8-A, filed on April 25, 2001, under
          Item 1 - "Description of Registrant's securities to be Registered", filed pursuant to Section 12 of the Securities and Exchange Act of 1934 (the "Exchange Act"), including any amendments as reports filed for the purpose of updating such description.

     All documents subsequently filed by WorldCom pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by WorldCom pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of WorldCom's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "GBCC") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the GBCC. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the GBCC as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the GBCC permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he or she is made a party by reason of being a director of WorldCom and a director who, at the request of WorldCom, acts as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This Section permits indemnification if the director acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (2) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and
(3) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

          Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

          Section 14-2-856 of the GBCC provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in
Section 14-2-851 of the GBCC, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

          The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the GBCC, or (4) for any transaction in which the director obtained an improper personal benefit.

          Section 14-2-857 of the GBCC provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, WorldCom may, as provided by either (1) WorldCom's Second Amended and Restated Articles of Incorporation, as amended, (2) WorldCom's Restated Bylaws, (3) general or specific actions by its board of directors or (4) contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

          The indemnification provisions of Article X of WorldCom's Restated Bylaws and Article Twelve of WorldCom's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the GBCC. However, WorldCom's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, WorldCom's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of WorldCom, in which such director was adjudged liable to WorldCom, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. WorldCom's Restated Bylaws extend the indemnification available to officers under the GBCC to employees and agents.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index below.

Item 9.  Undertakings.

(a)  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on July 2, 2001.

                                  WORLDCOM, INC.,


                                   By:  /s/ Scott D. Sullivan
                                        --------------------------------------
                                        Name: Scott D. Sullivan
                                        Title:   Chief Financial Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                        Title                                Date

               *                Director                           July 2, 2001
------------------------------
Clifford L. Alexander, Jr.

               *                Director                           July 2, 2001
------------------------------
James C. Allen

               *                Director                           July 2, 2001
------------------------------
Judith Areen

               *                Director                           July 2, 2001
------------------------------
Carl J. Aycock

               *                Director                           July 2, 2001
------------------------------
Max E. Bobbitt

               *                Director, President and Chief      July 2, 2001
------------------------------  Executive Officer (Principal
Bernard J. Ebbers               Executive Officer)

               *                Director                           July 2, 2001
------------------------------
Francesco Galesi

               *                Director                           July 2, 2001
------------------------------
Stiles A. Kellett, Jr.

               *                Director                           July 2, 2001
------------------------------
Gordon S. Macklin

               *               Chairman of the Board               July 2, 2001
-----------------------------
Bert C. Roberts, Jr.

               *               Director                            July 2, 2001
-----------------------------
John W. Sidgmore

/s/ Scott D. Sullivan          Director and Chief Financial        July 2, 2001
-----------------------------  Officer (Principal Financial
Scott D. Sullivan              Officer and Principal
                               Accounting Officer)


*By: /s/ Scott D. Sullivan
     ------------------------------------
     Scott D. Sullivan
     Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit

Number                            Description

 3.1 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (incorporated herein by reference to Exhibit 4.1 and Exhibit 4.2 of WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001)) (File No. 0-11258).

 3.2 Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.3 of WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001)) (File No. 0-11258).

 3.3      Restated Bylaws of WorldCom (incorporated by reference to Exhibit
          3.1 to WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001)) (File No. 0-11258).

 4.1      Restated Rights Agreement (incorporated herein by reference to
          Exhibit 4.4 to WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001)) (File No. 0-11258).

 5.1      Opinion of Counsel as to the legality of the securities to be issued

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Counsel (included in Exhibit 5.1)

24.1*     Power of Attorney


     The Registrant will submit or has submitted the Intermedia Communications Inc. 401(k) Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan.

                                                                   EXHIBIT 5.1



                              OPINION OF COUNSEL


                                                                  July 2, 2001



Board of Directors of
WorldCom, Inc.
500 Clinton Center Drive
Clinton, Mississippi  39056

Ladies and Gentlemen:

     I am General Counsel-Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and am familiar with the Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-60482) (as so amended, the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to 10,335,000 shares of WorldCom, Inc. - WorldCom Group common stock, par value $0.01 per share ("WorldCom Group Stock"), which are to be issued upon exercise of options granted under the WorldCom, Inc./Intermedia Communications of Florida Inc. 1992 Stock Option Plan, WorldCom, Inc./Intermedia Communications Inc. 1996 Long Term Incentive Plan, WorldCom, Inc./Intermedia Communications Inc. 1997 Equity Participation Plan for the Benefit of Employees of Digex Incorporated and WorldCom, Inc./Intermedia Communications Inc. 1997 Stock Option Plan for the Benefit of Employees of Digex Incorporated (collectively, the "Plans").

     In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and other officers and representatives of the Company, and such other documents, corporate records, certificates, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

     Based upon the foregoing, and in reliance thereon and subject to the qualifications, exceptions and limitations stated herein, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Act, and the WorldCom Group Stock have been issued in accordance with the terms of the Plans, then such shares of WorldCom Group Stock will be validly issued, fully paid and nonassessable.

     This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code available to me. This opinion has not been prepared by an attorney admitted to practice in Georgia.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-8. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the WorldCom Group Stock. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                           Very truly yours,


                                           /s/ P. Bruce Borghardt
                                           -----------------------------------
                                           P. Bruce Borghardt
                                           General Counsel - Corporate
                                             Development

                                                                  EXHIBIT 23.1





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated March 30, 2001, included in this Post-Effective Amendment No. 2 on Form S-8 to Form S-4, to be filed on or around July 2, 2001, and to all references to our firm included in or made a part of this Registration Statement.


                                           /s/ ARTHUR ANDERSEN LLP
                                           -----------------------



Jackson, Mississippi
July 2, 2001